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Exhibit 10.2

MONSTER WORLDWIDE, INC.
1999 LONG TERM INCENTIVE PLAN

(As Amended as of January 1, 2008)

1.
General.

        (a)   Purpose.    The purpose of the Monster Worldwide, Inc. 1999 Long Term Incentive Plan (the "Plan") is to establish a flexible vehicle through which Monster Worldwide, Inc. (formerly known as TMP Worldwide Inc., the "Company") can offer equity-based compensation incentives to eligible recipients with a view toward promoting the long-term financial success of the Company and enhancing stockholder value.

        (b)   Types of Awards.    Awards under the Plan may be in the form of any one or more of the following: (1) stock options, including "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and options which do not qualify as ISOs ("NQSOs"), described in Section 5; (2) stock appreciation rights ("SARs"), described in Section 6; (3) awards of restricted stock ("Restricted Stock"), described in Section 7; (4) performance-based awards ("Performance-Based Awards") described in Section 8; (5) prior to June 16, 2005, automatic grants of NQSOs to Non-Employee Directors (within the meaning of Section 9(a)) described in Section 9; (6) from and after June 16, 2005, automatic grants of shares of Common Stock to Non-Employee Directors (within the meaning of Section 9(a)) described in Section 9A; and (7) such other types of equity-based awards as the Committee (defined herein) deems advisable, including, without limitation, phantom stock awards, stock bonus awards, and dividend equivalent awards.

        (c)   Stock Covered by Awards.    Awards made under the Plan will be made in the form of or with reference to shares of the Company's common stock, $.001 par value ("Common Stock"). Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock will be delivered under the Plan.

        (d)   Documentation of Awards.    Each award made under the Plan will be evidenced by a written agreement or other written instrument the terms of which will be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an award will govern the rights and obligations of the parties with respect to the award.

2.
Administration.

        (a)   Committee.    The Plan will be administered by a committee (the "Committee") of two or more members of the Company's Board of Directors (the "Board"). The members of the Committee will be appointed by and serve at the pleasure of the Board. Unless the Board determines otherwise, each member of the Committee must be a "non-employee director" within the meaning of Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Plan will be administered by the Board with respect to discretionary grants made to Non-Employee Directors.

        (b)   Authority of Committee.    Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to (1) select the persons to whom awards will be made under the Plan, (2) make awards to such persons and prescribe the terms and conditions of such awards (including, without limitation, nonsolicitation, confidentiality and mandatory dispute resolution conditions), (3) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, (4) carry out any responsibility or duty specifically reserved to the Committee under the Plan, and (5) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons.

        (c)   Delegation of Authority.    The Committee may delegate any of its powers and duties under the Plan to such officers of the Company or other persons as the Committee deems appropriate in accordance with such guidelines as the Committee may establish, provided, however, that no such delegation may be made (1) with respect to any award intended to qualify for the performance-based compensation exception of Section 162(m)(4)(C) of the Code, or (2) to the extent it would enable the delegate to grant, fix the terms of or amend or cancel an award under the Plan to an individual who is required to file reports with respect to securities of the Company pursuant to Section 16(a) of the Exchange Act.

        (d)   Indemnification.    The Company will indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

3.
Participation.

        (a)   Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or an affiliate), to any officer or other employee of the Company or an affiliate and to any consultant or other independent contractor who performs or will perform services for the Company or an affiliate. In selecting participants and determining the nature and terms of awards made under the Plan, the Committee may give consideration to the functions and responsibilities of a potential recipient, his or her previous and/or expected contributions to the business of the Company or its affiliates and such other factors as the Committee deems relevant under the circumstances.

        (b)   Prior to June 16, 2005, Non-Employee Directors will receive automatic grants of NQSOs pursuant to Section 9. From and after June 16, 2005, Non-Employee Directors will receive automatic grants of shares of Common Stock pursuant to Section 9A.

4.
Limitations on Awards under the Plan.

        (a)   Aggregate Number of Shares.    The maximum number of shares of Common Stock that may be issued under the Plan is the sum of (1) 30,000,000, and (2) the number of shares remaining available for new awards under the TMP Worldwide Inc. 1996 Stock Option Plan, as amended, and the TMP Worldwide Inc. 1996 Stock Option Plan for Non-Employee Directors (collectively, the "Prior Plans") including, without limitation, shares covered by any option outstanding under the Prior Plans which, by reason of the subsequent expiration or cancellation of the option, are not issued under the Prior Plans. In determining the number of shares that remain issuable under the Plan at any time after the date the Plan is adopted, the following shares will be deemed not to have been issued (and will be deemed to remain available for issuance) under the Plan: (i) shares remaining under an award made under this Plan or under an option granted under the Prior Plans that terminates or is canceled without having been exercised or earned in full; (ii) shares subject to an award under this Plan where cash is delivered to the holder of the award in lieu of such shares; (iii) shares of restricted stock awarded under this Plan that are forfeited in accordance with the terms of the applicable award; and (iv) shares that are withheld in order to pay the purchase price of shares acquired upon the exercise of outstanding options granted under the Prior Plans or of awards granted under the Plan or to satisfy the tax withholding obligations associated with such exercise. The number of shares of Common Stock issued in connection with the exercise of an option under the Prior Plans or an award under the Plan will be determined net of any previously-owned shares tendered by the holder of the option or award in payment of the exercise price or of applicable withholding taxes.

        (b)   Individual Award Limits.    The maximum number of shares of Common Stock for which stock options may be granted under the Plan to any person in any calendar year shall be 1,000,000. The maximum number of shares of Common Stock subject to SARs granted under the Plan to any person in any calendar year shall be 1,000,000. The aggregate maximum number of shares of Common Stock subject to awards, other than options or SARs, that may be granted under the Plan to any person in any calendar year shall be 1,000,000. For purposes of this subsection, the repricing of a stock option or SAR shall be treated as a new grant to the extent required under Section 162(m) of the Code. Subject to these limitations, each person eligible to participate in the Plan will be eligible in any year to receive awards covering up to the full number of shares of Common Stock then available for awards under the Plan. No more than $1,000,000 may be paid to any individual with respect to any cash Performance-Based Award covered by Section 8. In applying this limitation, multiple Performance-Based Awards to the same individual will be subject to a single $1,000,000 limit if they are either (1) determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company, or (2) determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company.

5.
Stock Options Awards.

        (a)   ISOs and NQSOs.    Subject to the provisions hereof, including, without limitation, this Section and Sections 10 and 11, the Committee may grant ISOs and NQSOs to eligible personnel to purchase shares of Common Stock upon such terms and conditions as the Committee deems appropriate, provided that the Committee may only grant ISOs to employees of the Company and its "subsidiaries" within the meaning of Section 424 of the Code.

        (b)   Replacement Options.    The Committee, acting in its discretion, may provide with respect to an option granted pursuant to this Section 5 (including, without limitation, any option described in this subsection) that, if the grantee, while still an employee or otherwise in the service of the Company or an affiliate, exercises the option in whole or in part using shares of Common Stock that were owned by the holder for at least six months prior to such exercise to pay the exercise price, then the grantee will automatically receive an additional option ("replacement option") to purchase shares of Common Stock. The number of shares covered by a replacement option may not be greater than the number of shares used to pay the exercise price under the original option plus the number of shares withheld by the Company for the payment of income taxes associated with the exercise of the original option (whether or not such income taxes are required to be withheld). Unless the Committee determines otherwise, a replacement option will not become exercisable, if at all, for at least six months after the date it is granted and, unless sooner terminated, will expire ten years after the date the option is granted. The Committee may prescribe such rules and procedures in connection with the exercise of options and the issuance of replacement options as it deems appropriate, including, without limitation, procedures for telephonic exercise.

        (c)   Exercise Price.    The purchase price per share of Common Stock covered by an option granted pursuant to this Section 5 will be determined by the Committee when the option is granted. The purchase price per share of Common Stock covered by an NQSO must be at least equal to the par value per share of Common Stock on the date the option is granted, provided, however, that the purchase price per share of Common Stock covered by an NQSO which is a replacement option (described in the preceding subsection) or which is an option intended to qualify for the performance-based compensation exception of Section 162(m)(4)(C) of the Code, may not be less than the fair market value per share of Common Stock (determined under the next subsection) on the date the option is granted. The purchase price per share of Common Stock covered by an ISO may not be less than 100% of the fair market value of a share of Common Stock on the date the ISO is granted (or, in the case of an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a "subsidiary" of the Company within the meaning of Section 424 of the Code, 110%).

        (d)   Fair Market Value of Common Stock.    For all purposes of the Plan, the fair market value of a share of Common Stock on any date will be equal to the closing price per share as published by the principal national securities exchange (including, but not limited to, NASDAQ) on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, of if the Common Stock is not traded on a national securities exchange or the over the counter market value of a share of the Common Stock on such date as determined in good faith by the Board.

        (e)   Option Period.    Subject to the provisions hereof, unless the Committee determines otherwise, no option granted pursuant to this Section 5 may be exercised within six months after the date the option is granted. Unless sooner terminated, all such options will expire ten years after the date the option is granted (or, in the case of an ISO granted to a ten percent stockholder described in Section 424 of the Code, five years).

        (f)    Vesting Conditions.    The Committee may establish such vesting and other restrictions on the exercise of an option and/or upon the disposition of the stock acquired upon the exercise of an option as it deems appropriate. Unless the Committee prescribes otherwise, during an optionee's employment or service with the Company or an affiliate, each option granted pursuant to this Section 5 (other than a replacement option) will be subject to a four-year vesting schedule pursuant to which, unless sooner terminated or accelerated, the option will become vested as to 25% of the shares originally covered thereby at the end of each of the first four years following the date of grant, and each replacement option will become fully vested as to all of the shares covered thereby on the first anniversary of the date the option is granted.

        (g)   Exercise of Options.    An option may be exercised by transmitting to the Company (1) a notice specifying the number of shares to be purchased and (2) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its federal, foreign or other tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations). The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the Plan, including, without limitation, procedures for telephonic exercise. The purchase price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form of payment as may be permitted by the Committee under the option agreement, including, without limitation, shares of Common Stock which have been owned by the holder for at least six (6) months and installment payments under the optionee's promissory note.

        (h)   Rights as a Stockholder.    No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments), and the applicable income tax withholding obligation has been satisfied or provided for. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such stock certificate is issued.

        (i)    Other Provisions.    The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws or exchange requirements, as it may deem necessary or advisable.

6.
Stock Appreciation Rights.

        (a)   General.    Subject to the provisions hereof, the Committee may award SARs to eligible personnel upon such terms and conditions as it deems appropriate. A SAR is an award entitling the holder, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Committee in its sole discretion, determined with reference to the appreciation, if any, in the fair market value of Common Stock during the period beginning on the date the SAR is granted and ending on the date the SAR is exercised.

        (b)   Types of SARs.    SARs may be awarded under the Plan in conjunction with a stock option award ("tandem SARs") or independent of any stock option award ("stand-alone SARs"). Tandem SARs awarded in conjunction with a NQSO may be awarded either at or after the time the NQSO is granted. Tandem SARs awarded in conjunction with an ISO may only be awarded at the time the ISO is granted.

        (c)   Exercisability of SARs.    Unless the Committee determines otherwise, no SAR may be exercised until the expiration of six months from the date the SAR is awarded. Except as otherwise provided herein, a tandem SAR will be exercisable only at the same time and to the same extent and subject to the same conditions as the related option is exercisable. The exercise of a tandem SAR will cancel the related option to the extent of the shares of Common Stock with respect to which the SAR is exercised, and vice versa. Tandem SARs may be exercised only when the fair market value of the Common Stock to which it relates exceeds the option exercise price. The Committee may impose such additional service or performance-based vesting conditions upon the exercise of a SAR (tandem or stand-alone) as it deems appropriate.

        (d)   Exercise of SARs.    A SAR may be exercised by giving written notice to the Company identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan, including, without limitation, procedures for telephonic exercise. Upon the exercise of a SAR, the holder will be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Committee) equal to the product of (1) the number of shares with respect to which the SAR is being exercised and (2) the difference between the fair market value of a share of Common Stock on the date the SAR is exercised (or such other exercise price as may be specified in the award) and the exercise price per share of the SAR. As a condition of exercise, the holder must pay to the Company or make arrangements satisfactory to the Company for the payment of applicable withholding taxes.

        (e)   Deferral of Payment.    The Committee may at any time and from time to time provide for the deferral of delivery of any shares and/or cash for which a SAR may be exercisable until such date or dates and upon such other terms and conditions as the Committee may determine.

7.
Restricted Stock Awards.

        (a)   General.    Subject to the provisions of the Plan, the Committee may award shares of Common Stock to eligible personnel upon such terms and subject to such forfeiture and other conditions as the Committee deems appropriate. The terms and conditions of any such stock award will be evidenced by a written restricted stock agreement or other instrument approved for this purpose by the Committee.

        (b)   Stock Certificates for Restricted Stock.    Unless the Committee elects to use a different method (such as, for example, the issuance and delivery of stock certificates) shares of restricted stock will be evidenced by book entries on the Company's stock transfer records pending the expiration of restrictions thereon. If a stock certificate for restricted stock is issued in the name of the grantee, it will bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that such stock certificates be held in custody by the Company until the restrictions on such shares have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of stock certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

        (c)   Purchase Price.    The purchase price payable for shares of restricted stock awarded under the Plan will be determined by the Committee. To the extent permitted by applicable law, the purchase price may be as low as zero and, to the extent required by the applicable law, the purchase price will be no less than the par value of the shares covered by the award.

        (d)   Restrictions and Vesting.    The Committee will establish such conditions as it deems appropriate on the grant or vesting of restricted stock awarded under the Plan. Such conditions may be based upon continued service, the attainment of performance goals (which, in the case of grants of restricted stock intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, satisfy the requirements of Section 8) and/or such other relevant factors or criteria designated by the Committee. The holder of restricted stock will not be permitted to transfer shares of restricted stock awarded under the Plan before the time the applicable vesting conditions are satisfied.

        (e)   Rights as a Stockholder.    Except as provided herein and as otherwise determined by the Committee, the recipient of a restricted stock award shall have with respect to his or her restricted stock all of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to satisfaction of the applicable vesting conditions, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends will be deferred until, and conditioned upon, the satisfaction of the applicable vesting conditions.

        (f)    Lapse of Restrictions.    If and when the vesting conditions are satisfied with respect to a restricted stock award, a certificate for the shares covered by the award, to the extent vested, will be delivered to the grantee. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

8.
Performance-Based Awards.

        (a)   General.    The Committee may condition the exercise, vesting or settlement of an award made under the Plan on the achievement of specified performance goals. The provisions of this Section will apply in the case of a performance-based award that is intended to generate "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

        (b)   Objective Performance Goals.    A performance goal established in connection with an award covered by this Section must be (1) objective, in the sense that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) expressed in the following manner with respect to any one or more of the following business criteria:

          A.    attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items (determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board), net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

          B.    attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

          C.    attainment of certain target levels of, or a specified increase in, operational cash flow;

          D.    achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

          E.    attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

          F.     attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

          G.    attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders' equity;

          H.    attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

          I.     attainment of certain target levels in the fair market value of the shares of the Company's Common Stock; and

          J.     growth in the value of an investment in the Company's Common Stock assuming the reinvestment of dividends.

     If and to the extent permitted under Section 162(m) of the Code, such performance goals may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or determination of performance goals to which awards covered by this Section are subject.

        (c)   Calculation of Performance-Based Award.    At the expiration of the applicable performance period, the Committee will determine the extent to which the performance goals established pursuant to this Section are achieved and the percentage of each performance-based award that has been earned. The Committee may reduce the amount that would otherwise be payable pursuant to an award covered by this Section, but may not exercise its discretion to increase such amount.

9.
Non-Employee Director Stock Option Awards.

        (a)   Definition.    For all purposes hereof, the term "Non-Employee Director" means any member of the Board who is not also an employee of the Company or any affiliate.

        (b)   Automatic Grants.    Without further action by the Board or the stockholders of the Company, (1) each Non-Employee Director shall, subject to the terms of the Plan, be granted an option to purchase 22,500 shares of Common Stock on the date he or she first commences service as a Non-Employee Director provided such date occurs after the date the Plan is adopted (the "Initial Grant"), and (2) each Non-Employee Director will be granted an option to purchase 5,000 shares of Common Stock on the trading day following each annual meeting of the Company's stockholders that occurs after the date the Plan is adopted and at least one year after the date he or she first became a Non-Employee Director (the "Annual Grant"). Notwithstanding the foregoing, no future grants of options pursuant to this Section 9 shall be made on or after June 16, 2005.

        (c)   Option Agreement.    Stock options granted pursuant to this Section 9 will be NQSOs. Such options shall be evidenced by written option agreements on a form approved by the Board. Such agreements shall contain such terms and conditions as are not inconsistent with the terms and conditions hereof.

        (d)   Terms of Options.

          (i)    Exercise Price.    The purchase price per share deliverable upon the exercise of an option shall be 100% of the closing price of such Common Stock, as published by the principal national securities exchange (including, but not limited to, NASDAQ) on which shares of the Common Stock are traded on such date, at the date of the grant of the Option.

          (ii)   Vesting Conditions.    An Initial Grant will be 50% vested at the time of the grant, and will become 100% vested on the first anniversary of the date of grant, provided the optionee is still a Non-Employee Director on the vesting date. An Annual Grant will become vested as to 50% of the shares originally covered thereby on each of the first two anniversaries of the grant date, provided the optionee is still a Non-Employee Director on the vesting date.

          (iii)  Effect of Termination of Service.    The provisions of Section 11(a) shall apply to options granted pursuant to this Section 9.

          (iv)  Capital Transactions; Change in Control.    The provisions of Section 12 shall apply to options granted pursuant to this Section 9.

        (e)   Expiration.    Except as otherwise provided herein, if not previously exercised, each option will expire on the tenth anniversary of the date of grant.

9A.    Non-Employee Director Common Stock Awards.

        (a)   Automatic Grants.    From and after May 30, 2007, without further action by the Board or the stockholders of the Company: (1) each Non-Employee Director shall be granted 5,000 shares of Common Stock on the date he or she first commences service as a Non-Employee Director (the "Initial Stock Grant"), and (2) each Non-Employee Director shall be granted 3,000 shares of Common Stock on the trading day following each annual meeting of the Company's stockholders, provided that such Non-Employee Director was a Non-Employee Director at or was appointed or elected to the Board as a Non-Employee Director at the preceding annual meeting of the Company's stockholders (the "Annual Stock Grant").

        (b)   Award Agreement.    The Initial Stock Grant and the Annual Stock Grant shall be evidenced by written award agreements on a form approved by the Board. Such agreements shall contain such terms and conditions as are not inconsistent with the terms and conditions hereof.

        (c)   Terms and Conditions of Common Stock Awards.

          (i)    Vesting Conditions.    Each Initial Stock Grant shall be immediately vested with respect to fifty percent (50%) of the shares of Common Stock on the grant date and shall become vested with respect to the remaining fifty percent (50%) of the shares of Common Stock on the first anniversary of the grant date, provided the Non-Employee Director remains in service on the Board through such anniversary date. Each Annual Stock Grant shall become vested with respect to fifty percent (50%) of the shares of Common Stock on each of the first two anniversaries of the grant date, provided the Non-Employee Director remains in service on the Board through such anniversary date. Notwithstanding the foregoing, all unvested shares of Common Stock granted pursuant to this Section 9A shall immediately vest in full upon the occurrence of a Change in Control (as defined below).

          (ii)   Transfer Restrictions.    A Non-Employee Director may not sell, assign, transfer, dispose of, pledge or otherwise hypothecate any unvested shares of Common Stock granted pursuant to this Section 9A prior to the date on which such shares become vested pursuant to subsection (c)(i) above.

          (iii)  Termination of Service on the Board.    Upon the termination of a Non-Employee Director's service on the Board for any reason (including death and disability) or no reason, all then unvested shares of Common Stock granted pursuant to this Section 9A shall automatically be forfeited by the Non-Employee Director (or his successors) to the Company, without compensation, and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled, except that such Common Stock shall not be forfeited if prior to such termination the Board provides that as of a date specified, all restrictions on such Common Stock granted to a Non-Employee Director shall lapse and such Non-Employee Director shall become fully vested in such Common Stock.

          (iv)  Stock Certificates.    Unless the Board elects to use a different method, if and when the vesting conditions, if any, are satisfied with respect to shares of Common Stock granted pursuant to this Section 9A, a stock certificate or certificates representing such shares will be promptly delivered to the Non-Employee Director (and shall not bear any legend at the time of delivery, except as otherwise required by applicable law).

          (v)   Rights as a Stockholder.    A Non-Employee Director shall not have the rights of a stockholder with respect to unvested shares of Common Stock granted pursuant to this Section 9A, except the right to receive any dividends with respect thereto and, subject to satisfaction of the applicable vesting conditions with respect to any unvested shares of Common Stock, the right to tender such shares. Any such dividend shall be subject to the vesting, transfer and forfeiture conditions contained herein to the same extent as the shares with respect to which such dividend is made.

        10.    Non-Transferability of Awards.    No stock option, SAR, Performance Award or other stock-based award under the Plan shall be transferable by the recipient other than upon the recipient's death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient's will or by the laws of descent and distribution. All stock options and SARs shall be exercisable during the recipient's lifetime only by the recipient. Tandem stock appreciation rights shall be transferable, to the extent permitted above, only with the underlying stock option. Shares of restricted stock may not be transferred prior to the date on which shares are issued, or, if later, the date on which such shares have vested and are free of any applicable restriction imposed hereunder. Except as otherwise specifically provided by law or the provisions hereof, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that an NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

        11.    Effect of Termination of Employment or Service.    Unless otherwise determined by the Committee at grant or, if no rights of the participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to vesting and exercise of awards held by a participant at the time of his or her termination of employment or other service with the Company and its affiliates.

  (a)
  Rules Applicable to Stock Options and SARs.

            1)    Termination by Reason of Death.    If a participant's employment or service terminates by reason of his or her death, then any stock option or SAR held by the deceased participant will thereupon become fully vested and may be exercised by the deceased participant's beneficiary at any time within one year from the date of death but in no event after expiration of the stated term.

            2)    Termination by Reason of Disability.    If a participant's employment or service terminates by reason of his or her disability (defined below), then any stock option or SAR held by the participant, to the extent exercisable on the date his or her employment or service terminates, may be exercised by the participant at any time within one year from the date his or her employment or service terminates but in no event after expiration of the stated term. If the participant dies during such one-year period and before the option or SAR is exercised, then the deceased participant's beneficiary may exercise the option or SAR, to the extent exercisable by the deceased participant immediately prior to his or her death, for a period of one year following the date of death but in no event after expiration of the stated term. For the purposes hereof, the term "disability" means the inability of a participant to perform the customary duties of his or her employment or other service for the Company or an affiliate by reason of a physical or mental incapacity which is expected to result in death or be of indefinite duration.

            3)    Other Termination.    If a participant's employment or service terminates for any reason (other than death or disability) or no reason, then all stock options and SARs held by the participant, to the extent otherwise exercisable on the date his or her employment or service is terminated, may be exercised by the participant at any time within a period of six months from the termination date, but in no event beyond the expiration of the stated term of such stock options and SARs.

          (b)   Rules Applicable to Restricted Stock.    Upon the termination of a participant's employment or service for any reason (including death and disability) or no reason, restricted stock which has not yet become fully vested will, unless otherwise determined by the Committee, automatically be forfeited by the participant (or the participant's successors) and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled.

          (c)   Rules Applicable to Performance-Based Awards.    Upon termination of a participant's employment or service for any reason (including death and disability) or no reason, then the participant's outstanding performance-based awards will, unless otherwise determined by the Committee, thereupon expire and the participant (or his or her beneficiary, as the case may be) will not be entitled to receive any amount in respect of the performance period or cycle within which the participant's employment or service is terminated.

          (d)   Rules Applicable to Other Stock-Based Awards.    Rules similar to those set forth in subsection (b) (relating to restricted stock awards) will apply in connection with the termination of employment or service of a participant who holds any other form of stock-based award granted under the plan that has not yet vested and/or is contingent upon future performance of services.

12.
Capital Changes; Change in Control.

          (a)   Adjustments Upon Changes in Capitalization.    The aggregate number and class of shares for which awards may be granted under the Plan, the maximum number of shares covered by awards that may be granted to any individual in any calendar year, the number and class of shares that will be covered by automatic grants made to Non-Employee Directors pursuant to Section 9A, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

          (b)   Change in Control.    If, in connection with a Change in Control (defined below), the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board so directs, then all outstanding options will be converted into options to purchase shares of Exchange Stock. The number of shares and exercise price under the converted options will be determined by adjusting the number of shares and exercise price for the options granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in connection with the Change in Control and, unless the Board determines otherwise, the vesting conditions with respect to the converted options will be substantially the same as the vesting conditions set forth in the original option agreement. If the Board does not direct the conversion of outstanding options in connection with a Change in Control, then all optionees will be permitted to exercise their outstanding options in whole or in part (whether or not otherwise vested or exercisable) prior to the Change in Control, and any outstanding options which are not exercised before the Change in Control will thereupon terminate.

          (c)   Definition of Change in Control. For purposes of the Plan, a "Change in Control" means at such time as any of:

            (i)    the direct or indirect sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any "person" (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"));

            (ii)   the stockholders of the Company approve a plan of complete liquidation of the Company;

            (iii)  any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Permitted Investor, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the total voting power of the Voting Interests of the Company on a fully diluted basis;

            (iv)  the stockholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

            (v)   the first day as of which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

  For purposes of the definition of Change in Control:

            "Continuing Directors" means (i) the directors of the Company on the Effective Date, and (ii) each other director if, in each case, such other director's nomination or election for election to the Board of Directors of the Company is recommended or approved by at least a majority of the then Continuing Directors.

            "Effective Date" means January 1, 2008.

            "Permitted Investor" means (i) any person that owns shares of Class B Common Stock of the Company on the Effective Date; provided, however, that, no person that owns shares of Class B Common Stock on the Effective Date shall be deemed a Permitted Investor pursuant to the exemption provided in this clause (i) once such person no longer holds all or substantially all of such shares of Class B Common Stock (whether as a result of the conversion of such shares or otherwise); (ii) any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) that a majority of the Continuing Directors shall have approved the acquisition of more than 25% of the outstanding Voting Interest by such person or group; provided that such Continuing Directors approve such acquisition (1) prior to the date such person or group beneficially owns, directly or indirectly, more than 5% of the Voting Interest, (2) in the case of any holder of more than 5% and less than 10% of the Common Stock on the Effective Date , prior to the date such person or group beneficially owns, directly or indirectly, more than 10% of the Voting Interest (or 15% of the Voting Interest if such holder owns more than 10% of the Voting Interest solely as a result of the conversion of all or substantially all of the shares of Class B Common Stock), or (3) in the case of any holder of more than 10% of the Common Stock on the Effective Date, prior to the date such person or group beneficially owns, directly or indirectly, more than 20% of the Voting Interest; or (iii) any employee benefit plan (or any trust forming a part thereof) maintained by the Company or any subsidiary of the Company. Notwithstanding the foregoing, no such person or group shall be deemed a Permitted Investor if, in connection with the acquisition of the Voting Interest by such person or group, the Voting Interest are no longer listed on a U.S. national securities exchange or the NASDAQ Stock Market.

            "Voting Interests" means shares of capital stock issued by the Company, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors of the Company, even if the right so to vote has been suspended by the happening of such a contingency.

 In the event of a Change in Control, the Company shall have the right (but not the obligation) to pay to an individual, in full satisfaction of all rights and entitlements of the individual pursuant to an award granted under the Plan and in lieu of the delivery of any Common Stock, either (i) cash or (ii) the same consideration as received by the holders of common stock pursuant to the Change in Control, equal to the fair market value of the award as of the date of the Change of Control..

        (d)   Fractional Shares.    In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option will cover only the number of full shares resulting from the adjustment.

        (e)   Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

        13.    Amendment and Termination.    The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely the accrued rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 12, any amendment which would increase the aggregate number of shares of Common Stock for which awards may be granted under the Plan or modify the class of recipients eligible to receive stock-based awards under the Plan shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time provided, however, that any amendment which would adversely affect the accrued rights of the holder may not be made without his or her consent.

        14.    No Rights Conferred.    Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company or any affiliate of the Company.

        15.    Governing Law.    The Plan and each option agreement shall be governed by the laws of the State of Delaware, except as otherwise provided in the option agreement.

        16.    Decisions and Determinations of Committee to be Final.    Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under this Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

        17.    Term of the Plan.    The Plan shall be effective as of December 9, 1998, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on December 9, 2008, unless sooner terminated by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

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  Exhibit 10.2
MONSTER WORLDWIDE, INC. 1999 LONG TERM INCENTIVE PLAN (As Amended as of January 1, 2008)